EXHIBIT 12
                        American Bankers Insurance Group

                        Schedule of Computation of Ratio
                          of Earnings to Fixed Charges

                                                                                             March 31,  March 31,
                                             1991      1992      1993      1994     1995       1995       1996
                                           -------   -------   -------   -------  ---------  ---------  ---------
Pre-Tax Income                             $52,158   $59,446   $75,680   $79,816   $104,195   $ 21,632   $ 30,887

   Add:
        Interest expense, including
           amortization of debt expenses    10,408     9,573     8,108    11,168     15,579      3,503      4,101

        Interest portion of total
           rent expense(1)                     777       747     1,266     1,732      2,195        506        584

        Interest portion of LESOP
           expense(2)                        1,240       855       728       598        585        156        122
                                           -------   -------   -------   -------   --------   --------   --------
Earnings                                   $64,583   $70,621   $85,780   $93,314   $122,554   $ 25,797   $ 35,694
                                           =======   =======   =======   =======   ========   ========   ========


Fixed Charges:

        Interest expense, including
           amortization of debt expenses    10,408     9,573     8,108    11,168     15,579      3,503      4,101

        Interest portion of total rent
           expense(1)                          777       747     1,266     1,732      2,195        506        584

        Interest portion of LESOP
           expense(2)                        1,240       855       726       598        585        156        122
                                           -------   -------   -------   -------   --------   --------   --------
                                           $12,425   $11,175   $10,100   $13,498   $ 18,359   $  4,165   $  4,807
                                           =======   =======   =======   =======   ========   ========   ========

Ratio of Earnings to Fixed Charges           5.2:1     6.3:1     8:5:1     6.9:1      6.7:1      6.2:1      7.4:1


(1) For purposes of computing the ratio of earnings to fixed charges, the Company estimates that the interest portion of rent expense is approximately one-third of total rent expense.

(2) Leveraged Employee Stock Ownership Plan.